Exhibit 99.1

MoneyGram International Reaches Agreement with FTC

MINNEAPOLIS, Oct. 20, 2009—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today entered into an agreement with the Federal Trade Commission (FTC) to make certain enhancements to its consumer anti-fraud program to further combat consumer fraud perpetrated by criminals who use MoneyGram’s services illegally.

“At MoneyGram, we take the issue of consumer fraud very seriously. Our ability to provide safe and reliable money transfer services for our consumers is critically important,” said Pamela H. Patsley, MoneyGram chairman and CEO. “MoneyGram has committed extraordinary resources to building a state-of-the-art consumer anti-fraud program.”

The company has begun implementing new systems and processes to further bolster consumer protection, which have been effective at stopping millions of dollars in fraudulent transactions every year.

“While we don’t agree with the FTC’s allegations regarding our fraud prevention in the past, we can agree on fraud prevention today and in the future,” said Patsley. “We don’t want our customers being victimized by third-party fraud. What we are announcing today with the FTC is our commitment to enhance our already comprehensive efforts to combat fraud and ensure our customers can continue to rely on MoneyGram for safe, reliable money transfer services.”

MoneyGram provides consumer warnings about the latest scams on its website and money transfer send-forms, and through its 24-hour customer service center. The company also works closely with local, state, federal and international law enforcement to combat this global criminal activity.

“We are committed to be vigilant in our efforts in protecting our customers from fraudulent activity,” said Patsley. “Ensuring safe and reliable money transfers for our customers all over the world is at the forefront of all we do.”

As part of its agreement with the FTC, the company has also agreed to pay $18 million into an FTC-administered fund to refund consumers who have been victimized through third-party fraud.

About MoneyGram International

MoneyGram International offers more control and more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 180,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com